Exhibit 99.1

CONTACT INFORMATION

Investor Relations

Contact:	Mary Kay Ladone, Vice President, Investor Relations
Phone:	312-819-9387
Email:	MaryKay.Ladone@hill-rom.com

Media

Contact:	Howard Karesh, Vice President, Corporate Communications
Phone:	312-819-7268
Email:	Howard.Karesh@hill-rom.com

HILL-ROM REPORTS FISCAL THIRD QUARTER FINANCIAL RESULTS IN LINE WITH GUIDANCE

Company Updates Full-Year 2017 Guidance

CHICAGO, July 28, 2017 -- Hill-Rom Holdings, Inc. (“Hill-Rom”) (NYSE: HRC), today announced financial results for its fiscal third quarter ended June 30, 2017, and updated its financial outlook for fiscal 2017.

For the fiscal third quarter, Hill-Rom reported earnings of $0.09 per diluted share compared to $0.68 per diluted share in the prior-year period. These results reflect after-tax special items, including a charge of $0.39 per diluted share primarily related to the non-cash write-down of assets associated with the planned Völker divestiture, as well as intangible amortization, and a tax benefit recorded in the prior year. On an adjusted basis, excluding special items, earnings of $0.91 per diluted share rose 12 percent from $0.81 per diluted share in the prior-year period, at the top end of the company’s previously-issued guidance of $0.89 to $0.91 per diluted share. Adjustments to reported earnings are detailed in the reconciliation schedules provided.

“The strength of our third quarter financial results reflects the value of our diversified portfolio, positive momentum in our international business, and disciplined execution of cost management initiatives. We are also updating our full-year guidance to reflect the anticipated Völker divestiture and the phasing of certain international orders in the fourth quarter,” said John J. Greisch, president and chief executive officer of Hill-Rom. “We remain committed to driving sustained growth, executing our plans for margin expansion, and achieving key strategic objectives to create long-term value for patients, customers and shareholders.”

Fiscal Third Quarter Financial Results

In the fiscal third quarter, Hill-Rom’s worldwide revenue of $689 million increased 5 percent compared to the fiscal third quarter last year, or 6 percent on a constant currency basis. Domestic revenue of $471 million grew 4 percent, while revenue outside the U.S. of $218 million advanced 7 percent, or 10 percent on a constant currency basis.

Excluding revenue of completed or announced divestitures from both periods (WatchChild, Architectural Products, and Völker), as well as more than $25 million of revenue associated with the recent acquisition of Mortara Instrument, Hill-Rom’s core revenue advanced 4 percent on a constant currency basis, in line with the company’s guidance of 4 to 5 percent growth.

By reporting segment:

•
Patient Support Systems: Patient Support Systems revenue of $355 million declined 2 percent on a reported basis and declined 1 percent on a constant currency basis. Excluding the impact of completed or announced divestitures from both periods, core revenue increased 2 percent on a constant currency basis.

•
Front Line Care: Front Line Care, which includes Welch Allyn, Respiratory Care and Mortara, generated revenue of $227 million, an increase of 18 percent on a reported basis, and 19 percent on a constant currency basis. Excluding the Mortara acquisition, revenue advanced 6 percent on a constant currency basis.

•	Surgical Solutions: Surgical Solutions revenue of $107 million rose 6 percent on a reported basis and advanced 7 percent on a constant currency basis.

Gross margin of 48.0 percent declined 10 basis points from the prior year gross margin of 48.1 percent, while operating margin declined 300 basis points to 5.9 percent. On an adjusted basis, gross margin expanded by 20 basis points to 48.3 percent and operating margin expanded by 90 basis points to 16.1 percent. Adjustments to gross margin and operating margin are detailed in the reconciliation schedules provided.

On a year-to-date basis, operating cash flow of $240 million increased approximately $34 million, or 17 percent, versus the prior-year period, and the company returned $65 million to shareholders in the form of dividends and share repurchases.

Recent Highlights

Complementing the company’s financial performance were a number of recent achievements, which include:

•
Introducing the Monarch™ Airway Clearance System, which builds high frequency chest wall oscillation therapy into a mobile vest, allowing a patient to be active and productive while receiving therapy. The system also incorporates LTE or WiFi technology to keep patients wirelessly connected to their care team using Hill-Rom’s VisiView™ Health Portal.

•	Launching the new Hill-Rom® Envella™ Air Fluidized Therapy Bed, the company's latest innovative solution providing the highest quality wound care for patients with advanced wounds.

•
Enhancing the company’s comprehensive line of surgical blades, scalpels and related accessories with the launch of new safety surgical instruments, including the Bard Parker® SafeSwitch® Disposable Scalpel Handle and Scalpel Handle Cover, as well as the new Bard Parker® Blade Remover. These innovations help protect surgical teams from injuries that may occur before, during and after surgical procedures.

•
Optimizing the portfolio by entering into an agreement to sell the non-core Völker business, which primarily serves the European long-term care bed market. This planned divestiture will enable Hill-Rom to direct resources, investment and focus to strategic, core growth platforms. The transaction is subject to certain regulatory approvals and other customary closing conditions, and is expected to close during the fiscal fourth quarter.

Fiscal Fourth Quarter and Full-Year 2017 Financial Outlook

Hill-Rom provided its fiscal fourth quarter financial outlook and updated its 2017 full-year guidance. For the fiscal fourth quarter 2017, Hill-Rom expects revenue to increase 3 to 4 percent on a reported basis and constant currency basis. Excluding Mortara and the impact of completed and announced divestitures from both periods, Hill-Rom’s core revenue is expected to increase approximately 3 percent on a constant currency basis. Hill-Rom also expects adjusted earnings, excluding special items, of $1.26 to $1.30 per diluted share.

For the full-year, Hill-Rom now expects revenue to increase approximately 3 percent on a reported basis (or approximately 4 percent on a constant currency basis). Excluding Mortara and the impact of completed and announced divestitures (with 2016 annual revenue of approximately $75 million) from both periods, Hill-Rom’s core revenue is expected to increase approximately 3 percent on a constant currency basis. In addition, the company now expects adjusted earnings, excluding special items, of $3.80 to $3.84 per diluted share and $330 to $340 million in operating cash flow (including the outflows associated with restructuring and integration activities).

………………………………………………………….
Discussion of Adjusted Financial Measures

Hill-Rom Holdings, Inc. routinely provides gross margin, operating margin and earnings per share results and guidance on an adjusted basis because the company’s management believes these measures contribute to an understanding of our financial performance and provide additional analytical tools to understand our results from core operations and reveal underlying trends. These measures exclude strategic developments, acquisition and integration costs, special charges or other unusual events. The company also excludes expenses associated with the amortization of intangible assets associated with prior business acquisitions. These adjustments are made to allow investors to evaluate and understand operating trends excluding the non-cash impact of acquired intangible amortization on operating income and earnings per share.

Management uses these measures internally for planning, forecasting and evaluating the performance of the business. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Reconciliations of GAAP measures to adjusted measures appear in the financial tables of this release.

Our adjusted earnings per diluted share guidance excludes the impact of intangible asset amortization associated with prior business acquisitions which we expect to be $1.05 to $1.10 per diluted share for the year. Management also does not include adjusted items such as strategic developments, acquisition and integration costs, special charges, and other unusual items in our guidance because such items are being evaluated on an ongoing basis, can be highly variable and cannot be reasonably predicted. As such, prospective quantification of these items is not feasible and a full reconciliation of non-GAAP earnings per share guidance to GAAP earnings per share has not been provided. However, as a result of significant recent acquisitions and our ongoing footprint and portfolio optimization, we do expect adjusted items we have not predicted to potentially be significant to our GAAP measures including gross margin, operating margin and earnings per share.

The company also presents certain results on a constant currency basis. Constant currency information compares results between periods as if foreign currency exchange rates had remained consistent period-over- period. Management monitors sales performance on an adjusted basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars. Management calculates constant currency by applying the foreign currency exchange rate for the prior period to the local currency results for the current period.

Conference Call Webcast and Dial-in Information
As previously announced, the company will host a conference call and webcast today beginning at 7:30 a.m. (CST) or 8:30 a.m. (ET).

Conference Call Audio Only Dial-in information: To participate in the conference call, dial (877) 304-8969 (domestic) or (631) 291-4543 (international). Please dial into the call at least ten minutes prior to the start to allow time to connect. The following Confirmation Code is required for both: #34090339. Callers will need to provide their name, company affiliation and telephone number to the conference operator.

Webcast: A simultaneous webcast of the call will be accessible via the company's website at http://ir.hillrom.com/events.cfm. A supplementary presentation will be posted to the Hill-Rom website prior to the webcast.

A recording of the webcast/call audio will be available for telephone replay through August 4, 2017. To access the replay, dial (855) 859-2056 (domestic) or (404) 537-3406 (international). For the replay, callers will need to use Confirmation Code #34090339. If you are unable to listen to the live webcast or the telephone replay, the webcast will be archived at http://ir.hill-rom.com/events.cfm.

About Hill-Rom Holdings, Inc.
Hill-Rom is a leading global medical technology company with more than 10,000 employees worldwide. We partner with health care providers in more than 100 countries, across all care settings, by focusing on patient care solutions that improve clinical and economic outcomes in five core areas: Advancing Mobility, Wound Care and Prevention, Patient Monitoring and Diagnostics, Surgical Safety and Efficiency and Respiratory Health. Hill-Rom's people, products, and programs work towards one mission: Every day, around the world, we enhance outcomes for patients and their caregivers. Visit www.hill-rom.com for more information.

Disclosure Regarding Forward Looking Statements
Certain statements herein contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the company's future plans, objectives, beliefs, expectations, representations and projections. It is important to note that forward-looking statements are not guarantees of future performance, and the company's actual results could differ materially from those set forth in any forward-looking statements. For a more in depth discussion of factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the company’s previously filed most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The company assumes no obligation to update or revise any forward-looking statements.

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Dollars in millions, except per share data)

	Quarter Ended June 30		Year to Date Ended June 30
	2017	2016	2017	2016
Net revenue
Product sales and service	$593.1	$556.0	$1,714.6	$1,650.4
Rental revenue	96.0	99.4	290.8	298.8
Total revenue	689.1	655.4	2,005.4	1,949.2
Cost of revenue
Cost of goods sold	311.5	293.6	905.6	896.0
Rental expenses	46.5	46.4	141.7	142.9
Total cost of revenue	358.0	340.0	1,047.3	1,038.9
Gross profit
Product sales and service	281.6	262.4	809.0	754.4
Rental	49.5	53.0	149.1	155.9
Total gross profit	331.1	315.4	958.1	910.3
As a percentage of sales	48.0%	48.1%	47.8%	46.7%

Research and development expenses	34.9	33.6	102.2	101.5
Selling and administrative expenses	221.0	209.9	652.2	640.5
Special charges	34.8	13.7	43.7	31.5

Operating profit	40.4	58.2	160.0	136.8

Other income (expense), net	(24.3)	(22.9)	(67.3)	(67.6)

Income tax expense (benefit)	10.4	(9.7)	29.5	(2.2)

Net income	5.7	45.0	63.2	71.4

Less: Net loss attributable to noncontrolling interests	(0.3)	(0.3)	(1.0)	(1.0)

Net income attributable to common shareholders	$6.0	$45.3	$64.2	$72.4

Diluted earnings per share	$0.09	$0.68	$0.95	$1.09

Average common shares outstanding - diluted (thousands)	67,688	66,552	67,300	66,402

Dividends per common share	$0.18	$0.17	$0.53	$0.50

Hill-Rom Holdings, Inc. and Subsidiaries
Revenue Constant Currency
(Dollars in millions)

					U.S.	OUS
	Quarter Ended June 30		Change As	Constant	Change As	Change As	Constant
	2017	2016	Reported	Currency	Reported	Reported	Currency

Product sales and service	$593.1	$556.0	6.7%	7.6%	6.1%	7.8%	10.5%

Rental revenue	96.0	99.4	(3.4)%	(2.9)%	(2.4)%	(11.0)%	(6.8)%

Total revenue	$689.1	$655.4	5.1%	6.0%	4.4%	6.8%	9.5%

Patient Support Systems	$354.7	$361.0	(1.7)%	(1.1)%	(1.4)%	(2.5)%	(0.2)%

Front Line Care	227.1	192.7	17.9%	18.8%	17.0%	20.2%	23.6%

Surgical Solutions	107.3	101.7	5.5%	7.0%	—%	11.5%	14.6%

Total revenue	$689.1	$655.4	5.1%	6.0%	4.4%	6.8%	9.5%

OUS - Outside of the U.S.

					U.S.	OUS
	Year to Date Ended June 30		Change As	Constant	Change As	Change As	Constant
	2017	2016	Reported	Currency	Reported	Reported	Currency

Product sales and service	$1,714.6	$1,650.4	3.9%	4.8%	5.1%	1.7%	4.3%

Rental revenue	290.8	298.8	(2.7)%	(2.1)%	(1.8)%	(9.3)%	(4.8)%

Total revenue	$2,005.4	$1,949.2	2.9%	3.8%	3.7%	1.0%	3.8%

Patient Support Systems	$1,052.8	$1,054.9	(0.2)%	0.5%	1.1%	(3.4)%	(0.8)%

Front Line Care	639.9	598.2	7.0%	7.6%	7.2%	6.3%	8.4%

Surgical Solutions	312.7	296.1	5.6%	7.5%	7.4%	3.8%	7.5%

Total revenue	$2,005.4	$1,949.2	2.9%	3.8%	3.7%	1.0%	3.8%

OUS - Outside of the U.S.

Hill-Rom Holdings, Inc. and Subsidiaries
Reconciliation: Earnings Per Share
(Dollars in millions, except per share data)

	Quarter Ended June 30, 2017					Quarter Ended June 30, 2016
	Gross Margin	Operating Margin[1]	Income Before Income Taxes	Income Tax Expense	Diluted EPS	Gross Margin	Operating Margin	Income Before Income Taxes	Income Tax Expense	Diluted EPS
GAAP Basis	48.0%	5.9%	$16.1	$10.4	$0.09	48.1%	8.9%	$35.3	$(9.7)	$0.68
Adjustments:
Acquisition and integration costs	0.3%	0.9%	5.9	2.4	0.05	—%	0.5%	3.5	0.7	0.04
Acquisition-related intangible asset amortization	—%	4.1%	28.1	9.4	0.28	—%	3.7%	24.1	8.2	0.24
Litigation settlements and expenses	—%	0.2%	1.6	0.6	0.02	—%	—%	—	—	—
Special charges	—%	5.1%	34.8	2.7	0.47	—%	2.1%	13.7	4.7	0.13
Foreign valuation allowance	—%	—%	—	—	—	—%	—%	—	18.8	(0.28)
Adjusted Basis	48.3%	16.1%	$86.5	$25.5	$0.91	48.1%	15.2%	$76.6	$22.7	$0.81
[1] Total does not add due to rounding

	Year to Date Ended June 30, 2017					Year to Date Ended June 30, 2016
	Gross Margin	Operating Margin	Income Before Income Taxes	Income Tax Expense	Diluted EPS[1]	Gross Margin	Operating Margin[1]	Income Before Income Taxes	Income Tax Expense	Diluted EPS[1]
GAAP Basis	47.8%	8.0%	$92.7	$29.5	$0.95	46.7%	7.0%	$69.2	$(2.2)	$1.09
Adjustments:
Acquisition and integration costs	0.1%	1.0%	19.1	8.0	0.17	1.0%	1.7%	33.7	9.7	0.36
Acquisition-related intangible asset amortization	—%	4.0%	80.2	26.7	0.79	—%	3.7%	72.1	24.7	0.71
Field corrective actions	—%	—%	0.5	(0.1)	0.01	—%	—%	0.1	(0.1)	—
Litigation settlements and expenses	—%	0.1%	2.5	0.9	0.02	—%	—%	—	—	—
Special charges	—%	2.2%	43.7	5.5	0.57	—%	1.6%	31.5	10.5	0.32
Foreign tax law change	—%	—%	—	(2.2)	0.03	—%	—%	—	—	—
Foreign valuation allowance	—%	—%	—	—	—	—%	—%	—	18.8	(0.28)
Gain on disposition	—%	—%	(1.0)	(0.4)	(0.01)	—%	—%	—	—	—
Adjusted Basis	47.9%	15.3%	$237.7	$67.9	$2.54	47.7%	14.1%	$206.6	$61.4	$2.20
[1] Total does not add due to rounding

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in millions)

	June 30, 2017	September 30, 2016
Assets
Current Assets
Cash and cash equivalents	$243.2	$232.2
Trade accounts receivable, net of allowances	519.4	515.1
Inventories, net	268.1	252.0
Other current assets	80.8	82.8
Total current assets	1,111.5	1,082.1

Property, plant and equipment, net	354.8	350.0
Intangible assets:
Goodwill	1,751.6	1,584.4
Other intangible assets and software, net	1,170.2	1,143.3
Other assets	96.0	102.6

Total Assets	$4,484.1	$4,262.4

Liabilities
Current Liabilities
Trade accounts payable	$143.5	$136.0
Short-term borrowings	187.4	210.1
Other current liabilities	301.8	316.2
Total current liabilities	632.7	662.3

Long-term debt	2,151.5	1,938.4
Other long-term liabilities	408.7	425.8

Total Liabilities	3,192.9	3,026.5

Total Shareholders' Equity Attributable to Common Shareholders	1,283.5	1,227.2

Noncontrolling interests	7.7	8.7

Total Shareholders' Equity	1,291.2	1,235.9

Total Liabilities and Shareholders' Equity	$4,484.1	$4,262.4

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	Year to Date Ended June 30
	2017	2016
Operating Activities
Net income	$63.2	$71.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	60.5	71.9
Amortization	15.3	12.9
Acquisition-related intangible asset amortization	80.2	72.1
Provision for deferred income taxes	(23.3)	(7.9)
Loss on disposal of property, equipment leased to others, intangible assets, and impairments	23.5	1.4
Gain on sale of businesses	(1.0)	—
Stock compensation	17.5	18.1
Excess tax benefits from employee stock plans	—	(1.3)
Change in working capital excluding cash, current debt, acquisitions and dispositions:
Trade accounts receivable	13.7	33.5
Inventories	(1.8)	11.8
Other current assets	13.2	16.5
Trade accounts payable	1.0	(15.3)
Accrued expenses and other liabilities	(29.9)	(79.0)
Other, net	7.6	(0.7)
Net cash provided by operating activities	239.7	205.4
Investing Activities
Capital expenditures and purchases of intangible assets	(73.8)	(60.7)
Proceeds on sale of property and equipment leased to others	13.7	1.5
Payment for acquisition of businesses, net of cash acquired	(311.4)	—
Proceeds on sale of businesses	4.5	0.5
Other	(2.1)	(1.6)
Net cash used in investing activities	(369.1)	(60.3)
Financing Activities
Proceeds from borrowings on long-term debt	300.0	2.5
Payment of long-term debt	(54.9)	(109.9)
Borrowings on Revolving Credit Facility	108.0	20.0
Payments on Revolving Credit Facility	(248.8)	(20.0)
Borrowings on Securitization Program	101.3	—
Payments on Securitization Program	(14.5)	—
Debt issuance costs	(5.1)	—
Purchase of noncontrolling interest of former joint venture	—	(0.4)
Payment of cash dividends	(34.8)	(32.6)
Proceeds on exercise of stock options	17.5	3.8
Proceeds from stock issuance	3.5	2.7
Excess tax benefits from employee stock plans	—	1.3
Treasury stock acquired	(34.3)	(3.5)
Net cash provided by (used in) financing activities	137.9	(136.1)
Effect of exchange rate changes on cash	2.5	(2.2)
Net Cash Flows	11.0	6.8
Cash and Cash Equivalents:
At beginning of period	232.2	192.8
At end of period	$243.2	$199.6